Free Writing Prospectus pursuant to Rule 433 dated October 10, 2024 / Registration Statement No. 333-269296 STRUCTURED INVESTMENTS Opportunities in U.S. Equities GS Finance Corp.

Trigger Jump Securities Based on the Performance of the Class A Common Stock of Alphabet Inc. due October 15, 2026

Principal at Risk Securities

The Trigger Jump Securities do not bear interest and are unsecured securities issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.		Estimated value range:	$905 to $965 (which is less than the original issue price; see the accompanying preliminary prospectus supplement)

You should read the accompanying preliminary prospectus supplement dated October 10, 2024, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		Security Payoff Diagram*

Security Performance
Underlying Stock Performance
Hypothetical Payment at Maturity (as % of Stated Principal Amount)
Hypothetical Final Share Price (as % of Initial Share Price)
200
175
150
125
100
75
50
25
0
135%
100%
90%
100%
0
50
100
150
200

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying stock:	the Class A common stock of Alphabet Inc. (Bloomberg symbol, “GOOGL UW”)
Pricing date:	expected to price on or about October 11, 2024
Original issue date:	expected to be October 17, 2024
Valuation date:	expected to be October 12, 2026
Stated maturity date:	expected to be October 15, 2026
Payment at maturity (for each $1,000 stated principal amount of your securities):

if the final share price is greater than or equal to the initial share price,

$1,000 + upside payment (in no event will the payment at maturity exceed $1,000 plus the upside payment)

if the final share price is less than the initial share price, but greater than or equal to the downside threshold level, $1,000; or

if the final share price is less than the downside threshold level,

$1,000 × the share performance factor

(this amount will be less than the stated principal

amount of $1,000, will represent a loss of more than

10.00% and could be zero)

		Hypothetical Final Share Price (as Percentage of Initial Share Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
		200.000%	135.000%
		160.000%	135.000%
Upside payment (set on the pricing date):	at least $350.00 per security (at least 35.00% of the stated principal amount)	150.000%	135.000%
		125.000%	135.000%
Initial share price:	the closing price of the underlying stock on the pricing date	115.000%	135.000%
		100.000%	135.000%
Final share price:	the closing price of the underlying stock on the valuation date	98.000%	100.000%
		95.000%	100.000%
Downside threshold level:	90.00% of the initial share price	92.000%	100.000%
		90.000%	100.000%
Share performance	final share price / initial share price	89.999%	89.999%
factor:		50.000%	50.000%
CUSIP / ISIN:	40058FJV6 / US40058FJV67	25.000%	25.000%
		0.000%	0.000%
		* assumes a upside payment of $350.00 per security.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlying stock (including historical underlying stock closing prices), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities on the stated maturity date is based on the performance of the Class A common stock of Alphabet Inc. as measured from the pricing date to and including the valuation date.

If the final share price is greater than or equal to the initial share price (set on the pricing date), the return on your securities will be positive and equal to at least 35.00% (set on the pricing date).

If the final share price is less than the initial share price but greater than or equal to the downside threshold level of 90.00% of the initial share price, you will receive the principal amount of your securities. However, if the final share price is less than the downside threshold level, you will lose a significant portion of your investment.

The securities are for investors who seek the potential to earn a fixed return of at least 35.00% if the underlying stock appreciates or does not depreciate from the initial share price to the final share price, are willing to forgo interest payments and are willing to risk losing their entire investment if the final share price is less than the downside threshold level.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and preliminary prospectus supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary prospectus supplement dated October 10, 2024
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlying stock (including historical underlying stock closing prices), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary prospectus supplement, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying stock. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Your Securities Do Not Bear Interest
▪
You May Lose Your Entire Investment in the Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Potential Return on Your Securities Will Be Limited
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying Stock
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Amount Payable on Your Securities Is Not Linked to the Price of the Underlying Stock at Any Time Other than the Valuation Date
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪
If the Market Price of the Underlying Stock Changes, the Market Value of Your Securities May Not Change in the Same Manner
▪
In Some Circumstances, the Payment You Receive on the Securities May Be Based on the Securities of Another Company and Not the Issuer of the Underlying Stock
▪
Past Performance of the Underlying Stock is No Guide to Future Performance of the Underlying Stock
▪
We Will Not Hold Shares of the Underlying Stock for Your Benefit
▪
You Have No Shareholder Rights or Any Rights to Receive Stock
▪
As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Market Value of Your Securities, When Your Securities Mature and the Amount You Receive at Maturity
▪
There Is No Affiliation Between the Underlying Stock Issuer and Us
▪
We Expect Your Securities Will Not Have an Active Trading Market
▪
The Calculation Agent Can Postpone the Valuation Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing
▪
You Have Limited Anti-Dilution Protection
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Securities
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Securities
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Issuer of the Underlying Stock or Other Entities That Are Involved in the Transaction
▪
The Offering of the Securities May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlying stock (including historical underlying stock closing prices), the terms of the securities and certain risks.

▪
Other Investors May Not Have the Same Interests as You

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary prospectus supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlying stock (including historical underlying stock closing prices), the terms of the securities and certain risks.